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                                   EXHIBIT 99


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DATE:  March 26, 2002

CONTACTS:    Richard F. Komosinski, President and CEO
             Joseph D. Roberto, Senior Vice President, Treasurer and CFO

PHONE:  914-965-2500

FOR IMMEDIATE RELEASE

YONKERS FINANCIAL CORPORATION'S SHAREHOLDERS APPROVE MERGER AGREEMENT WITH ATLANTIC BANK OF NEW YORK

Yonkers, New York - March 26, 2002 Yonkers Financial Corporation (NASDAQ: YFCB) announced today that its shareholders approved the Agreement and Plan of Merger between Yonkers Financial and Atlantic Bank of New York providing for, among other things, the acquisition of Yonkers Financial by Atlantic Bank of New York, including the merger of Yonkers' wholly owned subsidiary, The Yonkers Savings and Loan Association, F.A. ("YS&L") into Atlantic Bank of New York, at its Annual Meeting of Shareholders held March 19, 2002. The transaction is currently awaiting regulatory approval. Assuming that all required regulatory approvals are received on a timely basis, the closing is expected to take place during the second quarter of 2002.

Under the terms of the Agreement and Plan of Merger, Yonkers Financial's shareholders will receive $29.00 in cash for each share owned. The total market value of the deal is approximately $68.3 million.

Yonkers Financial Corporation was organized in 1995, as the holding company for The Yonkers Savings & Loan Association, FA. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and five in-store branches, located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Cortlandt Manor and Poughkeepsie, New York. Yonkers Financial's stock trades on The NASDAQ Stock Market under the symbol "YFCB".



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This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of Yonkers Financial and the bank, including a statement regarding the expected closing date of the sale and the services offered by Atlantic Bank of New York. Due to many factors, including, but not limited to, regulatory application processing and policy changes, customary conditions to closing, interest rates nationally and locally and other competitive factors and strategies, results may differ materially from those currently expected. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) changes in customer preferences for Yonkers Financial's products and services, (iii) changes in national and local economic and market conditions, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and
(vii) legislation or regulations adversely affecting the bank or Yonkers Financial. Yonkers disclaims, however, any intent or obligation to update such forward-looking statements.

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